Exhibit 3.1

TRIPLEPOINT Private VENTURE CREDIT INC.

ARTICLES OF INCORPORATION

The undersigned, Scott R. Wilson, whose address is Miles & Stockbridge P.C., 100 Light Street, Baltimore, MD 21202, being at least eighteen (18) years of age, does hereby form a corporation under the laws of the State of Maryland.

ARTICLE I

NAME

The name of the Corporation is: TriplePoint Private Venture Credit Inc. (the “Corporation”)

ARTICLE II

PURPOSES

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended (the “ Investment Company Act”).

ARTICLE III

PRINCIPAL OFFICE IN STATE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093.

ARTICLE IV

RESIDENT AGENT

The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1.        Number, Vacancies, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Corporation’s board of directors (the “Board of Directors” or “Directors”). The number of Directors of the Corporation is five, which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”), or the charter of the Corporation (the “Charter”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). A director shall have the qualifications, if any, specified in the Bylaws. The names of the Directors who shall serve until their successors are duly elected and qualify are:

James P. Labe

Sajal K. Srivastava

Gilbert E. Ahye

Stephen A. Cassani

Cynthia M. Fornelli

The Board of Directors shall fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors.

The Corporation elects, at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock or as may be required by the Investment Company Act, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

On the date upon which the Corporation has more than one stockholder of record (the “Classification Date”), the Board of Directors shall be classified, with respect to the terms for which they severally hold office, into three classes, designated as Class I, Class II and Class III, as nearly equal in number as is practicable. The initial term of office of Class II Directors shall expire at the first annual meeting of stockholders following the Classification Date, the initial term of office of Class III Directors shall expire at the second annual meeting of stockholders following the Classification Date and the initial term of office of the Class I Directors shall expire at the third annual meeting of stockholders following the Classification Date. The initial Directors of each class shall be determined by the Board of Directors before or as soon as reasonably practicable after the Classification Date. At each annual meeting of stockholders, commencing with the annual meeting next following the Classification Date, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a three-year term, expiring at the third succeeding annual meeting of stockholders following their election or until their successors are duly elected and qualify. Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a Director of the class of which such Director is a member until the expiration of his or her term, or his or her prior death, resignation or removal.

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Section 5.2.        Extraordinary Actions. Except as specifically provided in Section 5.7 (relating to removal of Directors), Section 7.1 (relating to approval of certain Charter amendments) and Section 7.2 (relating to approval of certain actions and certain amendments to the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3.        Quorum. The presence in person or by proxy of the stockholders entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by such classes or series on such matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 5.4.        Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or Bylaws.

Section 5.5.        Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no stockholder shall have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which the Corporation may issue or sell. No stockholder shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

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Section 5.6.        Determinations by the Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7.        Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI

STOCK

Section 6.1.       Authorized Shares. The Corporation has authority to issue 500,000,000 shares of stock, initially consisting of 450,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares having a par value is $5,000,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article VI, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

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Section 6.2.        Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3.        Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 6.4.        Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the Department of Assessments & Taxation of the State of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document accepted for record by or filed with SDAT.

Section 6.5.        Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 6.6.        Charter and Bylaws. All persons who acquire stock of the Corporation acquire the same, and the rights of all stockholders and the terms of all stock are, subject to the provisions of the Charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

ARTICLE VII

AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 7.1.        Amendments Generally. The Corporation reserves the right from time to time, upon the requisite approval by the Board of Directors and/or the stockholders, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation.

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Section 7.2.        Approval of Certain Extraordinary Actions and Charter Amendments

. The approval by the stockholders of the following extraordinary actions and amendments to the Charter require the affirmative vote of the stockholders entitled to cast at least 80% of the votes entitled to be cast generally in the election of Directors, with holders of each class or series of shares voting as a separate class:

(a)       Any amendment to the Charter to make the shares Common Stock “redeemable securities” and any other proposal to convert the Corporation from a “closed-end company” to an “open-end company” (as defined in the Investment Company Act);

(b)       The liquidation or dissolution of the Corporation and any amendment to the Charter to effect such liquidation or dissolution;

(c)       Any amendment to, or any amendment inconsistent with the provisions of, Section 5.1, Section 5.2, Section 5.7, Section 6.6, Section 7.1 or this Section 7.2;

(d)       Any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Corporation that the MGCL requires be approved by the stockholders; and

(e)       Any transaction between (A) the Corporation and (B) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of Directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group; provided, however, that, if the Continuing Directors (as defined below), by a vote of at least a majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal, transaction or amendment referred to in (a)-(e) above, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter shall be sufficient to approve such proposal, transaction or amendment; and provided further, that, with respect to any transaction referred to in (b) above, if such transaction is approved by the Continuing Directors, by a vote of at least majority of such Continuing Directors, no stockholder approval of such transaction shall be required unless the MGCL, the Investment Company Act or another provision of the Charter or Bylaws otherwise requires such approval.

For purposes of this Article VII, “Continuing Directors” shall mean (i) the Directors identified in Section 5.1 herein, (ii) the Directors who are nominated for election by the Board of Directors to fill vacancies on the Board of Directors and approved by a majority of the Directors identified in Section 5.1 or (iii) any successor directors nominated for election and approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board of Directors at the time of the nomination or election, as applicable.

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ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION
AND ADVANCE OF EXPENSES

Section 8.1.        Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 8.2.        Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board of Directors may take such actions as necessary to carry out this Section 8.2.

Notwithstanding the foregoing, any advancement of expenses pursuant to this Section 8.2 shall not be made to any person except upon, and only upon, delivery to the Corporation of (A) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation under the MGCL has been met and (B) a written undertaking by or on behalf of such person to repay any advancement of expenses if it ultimately shall be determined by a final, nonappealable judicial decision that such person has not met the applicable standard of conduct necessary for indemnification under the MGCL. Any such undertaking shall be an unlimited, non-interest bearing general obligation of such person but need not be secured and shall be accepted by the Corporation without reference to the financial ability of such person to make repayment.

Section 8.3.        Investment Company Act. At such time as the Corporation elects to be a business development company under the Investment Company Act, the provisions of this Article VIII shall be subject to the requirements and limitations of the Investment Company Act.

Section 8.4.        Amendment or Repeal. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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ARTICLE IX

Transfer Restrictions

During the Restricted Period (as defined below), a stockholder shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), exchange, assign, pledge, hypothecate or otherwise dispose of or encumber (collectively, “Transfer”) any shares of Common Stock acquired prior to a listing of the Common Stock on a national securities (a “Listing”) to any person or entity unless (i) the Board of Directors provides prior written consent and (ii) the Transfer is made in accordance with applicable securities and other laws. The “Restricted Period” is 180 days after the date of the Listing for all of the shares of Common Stock held by a stockholder prior to the date of the Listing, 270 days after the date of the Listing for two-thirds of the shares of Common Stock held by a stockholder prior to the date of the Listing and 365 days after the date of the Listing for one-third of the shares of Common Stock held by a stockholder prior to the date of the Listing. The Board of Directors may impose certain conditions in connection with granting its consent to a Transfer. Any purported Transfer of any shares of Common Stock effected in violation of this Article IX shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.

[Remainder of the Page Intentionally Blank]

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IN WITNESS WHEREOF, I have signed these articles of incorporation and acknowledge the same to be my act this 27th day of May 2020.

/s/ Scott R. Wilson
Scott R. Wilson

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